Exhibit 99.1

Subject: An Important Update

Daymakers-

I want to share the difficult decision we have made to reduce our global workforce by approximately 5%.

Before outlining what to expect, let me step back.

We have an incredible opportunity in front of us to become the #1 global people platform - helping more organizations confidently manage the complexities of work. Alongside this, our financial goals are clear – to grow to $5B and beyond in revenue with $1B+ in free cash flow.

To meet this moment, we must focus Dayforce on areas that drive durable and profitable growth and the most customer return. Our success so far proves our strategy is working but more remains to be done.

This step will help us realign teams, streamline roles and responsibilities, quicken decision making, and accelerate our investment in innovation– allowing us to continue growing as we deliver quantifiable value to our customers.

I want to acknowledge how hard this news is and emphasize that every step of this process has been taken with considerable thought to how we can support affected Daymakers, serve our customers, and reach our objectives.

Next Steps

We will begin notification and consultation conversations today. Those who are affected will receive a calendar invite from Dayforce Schedule Assistant by 8am EST, guiding them to a meeting to learn more. These individual conversations will begin today in North America, with a goal to conclude initial meetings by end of day tomorrow. As we work through these conversations, all employees should stay home or head home if you’re in an office or planning to go in.

To those affected, let me thank you and share my deep appreciation for your contributions. We will be offering support to make this transition as smooth as possible. This will include severance packages, career resources, and assistance as you move to this next phase.

Looking Forward

For those continuing with us – I know that the next few days will be challenging. Thank you for your ongoing focus and support.

We will be overly communicating during this period. Regional team meetings will be held for North America, EMEA, and APJ alongside communications from your organizational leadership. This will be followed by a Global All-Team Meeting on March 6, where we will clearly outline our strategy and priorities.

Until then, let’s continue to rely on our values to guide us, connect with one another, and please offer support to those who will be leaving us.

We are at our best when we are supporting our customers and each other – and now is a moment that calls for us to fully lean in together.

David